UNITED STATES
                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

-------------------------------------------------------------------------------


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)*

                            	BlackRock Inc.
                  ----------------------------------------------
                                (Name of Issuer)


                          	Class A Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)


                                   09247X101
                              ---------------------
                                 (CUSIP Number)


                               December 31, 2014
                                ----------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]   Rule 13d-1(b)

                              [X]   Rule 13d-1(c)

                              [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                          Continued on following pages
                                Page 1 of 5 Pages

                                  SCHEDULE 13G

CUSIP No.: 09247X101                                           Page 2 of 5 Pages
.................................................................................

1.       Names of Reporting Persons.

         I.R.S. Identification Nos. of above persons (entities only).


         NORGES BANK (THE CENTRAL BANK OF NORWAY)
.................................................................................
2.       Check the Appropriate Box if a Member of a Group

         (a) [ ]

         (b) [ ] N/A
.................................................................................

3.       SEC Use Only
.................................................................................

4.       Citizenship or Place of Organization

         NORWAY
.................................................................................

Number of       5.     Sole Voting Power                  10,829,447
Shares
Beneficially    ................................................................
Owned by Each
Reporting       6.     Shared Voting Power                0
Person With     ................................................................

                7.     Sole Dispositive Power             10,829,447
                ................................................................

                8.     Shared Dispositive Power           0
.................................................................................

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         11,899,662
.................................................................................

10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         N/A
.................................................................................

11.      Percent of Class Represented by Amount in Row (9)

         6.55%, based on 165,213,996 outstanding common shares as per Form 10-Q published on November 7, 2014.
.................................................................................

12.      Type of Reporting Person:

         OO

CUSIP No.: 09247X101                                    	Page 3 of 5 Pages


Item 1(a).        Name of Issuer:

                  BlackRock Inc. (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:
		  55 East 52nd Street
		  New York, NY 10055
		  United States of America

Item 2(a).        Name of Person Filing:

                  This Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

                  NORGES BANK (CENTRAL BANK OF NORWAY)

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  Bankplassen 2
                  PO Box 1179 Sentrum
		  NO 0107 Oslo
		  Norway

Item 2(c).        Citizenship:
                  Norwegian

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, par value USD 0.01 per share

Item 2(e).        CUSIP Number:

                  09247X101

Item 3. If This Statement is Filed Pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c),

                  Check Whether the Person Filing is a:

                  This Item 3 is not applicable.

Item 4(a)-(c)(iv).	Ownership:

                  Items 5-11 of the cover pages are incorporated by reference.

CUSIP No.: 09247X101                                    	Page 4 of 5 Pages



Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following [ ].

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  This Item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.

Item 10.          Certification:

                  By signing below each of the Reporting Persons certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.: 09247X101                                    	Page 4 of 5 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        NORGES BANK
Date: February 13, 2015
                                        By:       /s/ Sai Aanandha Shankhar
                                                  ----------------------
                                        Name:     Sai Aanandha Shankhar
                                        Title:    Analyst